For immediate release
Information: Annette Degnan, 651-355-5126, annette.degnan@chsinc.com

CHS completes soy protein firm Solbar acquisition

ST. PAUL, Minn., Feb. 9, 2012- CHS, the nation’s leading farmer-owned cooperative today announced it completed acquisition of Solbar, a global leader in specialty soy proteins and soy isoflavones.

Solbar provides soy protein ingredients to manufacturers in the meat, vegetarian, beverage, bars and crisps, confectionary, bakery, and pharmaceutical manufacturing markets. Solbar corporate offices are in Ashdod, Israel, with manufacturing and logistics facilities in Ashdod and Ashkelon, Israel; South Sioux City, Nebraska; and Ningbo, China; and a sales office in Oakdale, Minn. Solbar was a public company, and had been traded on the Tel Aviv Exchange since 2004.

CHS announced its intent to acquire Solbar on Nov. 23, 2011. The transaction was completed Feb. 9.

“The Solbar acquisition deepens our presence in the value-added soy protein market segment, and fits into CHS aspirations for business growth in food and food ingredient markets and global commodities expansion,” said Mark Palmquist, CHS executive vice president and chief operating officer, Ag Business.

CHS has soybean processing, refining, and soy product manufacturing operations in Minnesota, Iowa, and Kansas. Solbar operations and its approximately 400 employees will be managed through CHS Oilseed Processing in the Ag Business division.

Soy isolates, concentrates and isoflavones represent the future of the soy protein industry, providing a nutritious, less costly source of protein for human health and food markets.

Solbar Chief Executive Officer Shaul Shelach says he is confident CHS is well-positioned to take Solbar products and operations to the next level. “Both Solbar and CHS have a strong customer focus, a commitment to quality, interest in building market share and soy product manufacturing expertise,” said Shelach.

CHS Inc. (www.chsinc.com) is the nation’s leading cooperative, owned by farmers, ranchers and co-ops across the United States. A diversified energy, grains and foods business and a Fortune 100 company, CHS is committed to providing the essential resources that enrich lives around the world. CHS supplies energy, crop nutrients, grain, livestock feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products. CHS preferred stock is listed on the NASDAQ at CHSCP.

# # # #